A&B EXCESS BENEFITS PLAN
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                                AMENDMENT NO. 4
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      The A&B Excess Benefits Plan ("Plan"), as amended and restated effective February 1, 1995, is hereby amended, effective as of June 1, 1998, as follows:

     1.   Section 2.07 is hereby amended in its entirety to read as follows:

          "2.07. "Fair Market Value" shall, with respect to the per share valuation of A&B common stock on any relevant date, be the mean between the highest and lowest selling prices per share of A&B common stock on such date, as quoted on the Nasdaq National Market (or any successor system). Should A&B common stock become traded on a national securities exchange, then the Fair Market Value per share shall be the mean between the highest and lowest selling prices on such exchange on the date in question, as such prices are quoted on the composite tape of transactions on such exchange. If there is no reported sale of A&B common stock on the Nasdaq National Market (or national securities exchange) on the date in question, then the Fair Market Value shall be the mean between the highest and lowest selling prices on the Nasdaq National Market (or such securities exchange) on the last preceding date for which such quotation exists."

      2. Except as modified by this Amendment No. 4, all terms and provisions of the Plan shall continue in full force and effect.

      IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Amendment to be executed on its behalf by its duly authorized officers on this 25th day of June, 1998.


                                    ALEXANDER & BALDWIN, INC.

                                    By /s/ Miles B. King
                                       Its Vice President

                                    By /s/ Alyson J. Nakamura
                                       Its Assistant Secretary